Exhibit (14)(a)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 14, 2025, with respect to the consolidated financial statements of Sixth Street Lending Partners, incorporated herein by reference, to the use of our report dated February 14, 2025 on the senior securities table of Sixth Street Lending Partners, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights”, “Senior Securities”, and “Experts” in the Form N-14.

/s/ KPMG LLP

New York, New York

November 12, 2025